Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FOURTH QUARTER AND YEAR-END 2021 RESULTS,

ANNOUNCES $0.19 PER SHARE DIVIDEND

●	Annual revenues of $5.1 billion; record-high net income of $241.4 million
●	Annual earnings per diluted share of $4.17
●	Achieved strong financial results despite supply constraints limiting production of new commercial vehicles
●	Completed acquisition of The Summit Truck Group, the largest in Company history
●	4th quarter revenues of $1.3 billion; net income of $68.6 million
●	Board declares cash dividend of $0.19 per share of Class A and Class B common stock

SAN ANTONIO, Texas, February 16, 2022 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the year ended December 31, 2021, the Company achieved revenues of $5.1 billion and record-high net income of $241.4 million, or $4.17 per diluted share, compared with revenues of $4.7 billion and net income of $114.9 million, or $2.04 per diluted share, for the year ended December 31, 2020. Additionally, the Company’s Board of Directors declared a cash dividend of $0.19 per share of Class A and Class B Common Stock, to be paid on March 15, 2022, to all shareholders of record as of February 28, 2022.

“Given the supply chain challenges our industry faced this past year, we are pleased with our strong financial results in 2021. We are also happy to announce that our Board of Directors has declared a quarterly cash dividend of $0.19 per share. This, combined with the $100 million share repurchase authorization approved in the fourth quarter of 2021, reflects on our ability to return value to our shareholders while continuing to grow our network and invest in the future of our business,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc.

“During 2021, the general economy was strong, and increased consumer spending led to solid freight rates and healthy demand for new commercial vehicles. However, the industry was also negatively impacted by supply chain issues that affected the ability of the manufacturers we represent to obtain component parts for both new commercial vehicle production and aftermarket support. As a result, such manufacturers’ commercial vehicle production capabilities were limited,” Rush explained.

“Our large inventory of parts and our ability to obtain parts from multiple sources allowed us to mitigate the negative impact of aftermarket component supply chain constraints. So, although component parts supply chain issues did limit our aftermarket products and services growth last year, we are still very pleased with our aftermarket revenues, which increased by 12.1%,” he stated. “Increased demand for parts sales and service repairs from the market segments we support, particularly our large fleet customers, along with our strategic initiatives, contributed to our aftermarket growth last year. Going forward into 2022, our teams remain focused on managing expenses. Our ability to successfully manage expenses during 2021 directly contributed to us more than doubling our annual earnings per share compared to 2020,” said Rush.

“In December 2021, we completed the largest acquisition in our history, acquiring 17 dealerships in five states from The Summit Truck Group, all of which are now operating as Rush Truck Centers. By implementing our business strategies at these new locations and remaining focused on expense management at our other locations, we believe we can increase our revenue growth and enhance profitability moving forward,” Rush said.

“Looking ahead, supply constraints will likely continue to limit production of new commercial vehicles through at least the middle of 2022. However, we expect demand for new commercial vehicles to remain strong through the year. Considering our current backlog and our recent acquisitions, we believe our heavy-duty truck sales will outperform the market in 2022,” said Rush. “In addition, we believe that our continued focus on growing our parts sales market share, adding service technicians to our workforce and continuing to successfully manage expenses will contribute to increased aftermarket revenues and overall profitability in 2022,” he added.

“As always, I want to thank our employees for their outstanding work in 2021, for providing superior service to our customers and remaining committed to our long-term goals, especially given the continuing challenges of the COVID-19 pandemic. It is important that I emphasize that our record-high net income and EPS results could not have been achieved without their dedicated work and focus,” said Rush.

Network Growth

In 2021, the Company acquired certain assets of The Summit Truck Group, including 16 full-service commercial vehicle dealerships in four states representing International, IC Bus, Idealease, Isuzu and other commercial vehicle manufacturers. The Company also acquired Summit’s dealership in Wichita Falls, Texas, which the Company is operating as a full-service Peterbilt commercial vehicle dealership. This acquisition also included Idealease commercial vehicle leasing operations at eight locations, a used truck sales facility in Kansas City and a collision center in Memphis.

Additionally, the Company expanded its nationwide network with a new parts and service location, Rush Truck Centers – Phoenix East, a full-service Hino and Isuzu dealership in Elk Grove, Illinois and a full-service Peterbilt dealership in Victorville, California.

In January 2022, the Company and Cummins closed on Cummins’ acquisition of a 50% equity interest in Momentum Fuel Technologies. The joint venture between subsidiaries of the Company and Cummins, will seek to enhance production of near-zero emissions natural gas powertrains by manufacturing “Cummins” branded natural gas fuel delivery systems for the commercial vehicle market in North America. The joint venture will offer aftermarket support through Rush Truck Centers dealerships and Cummins distributors, which will be able to service both the engine and fuel delivery system.

“We believe our new Rush Truck Centers locations will strengthen our dealership network in several of the most important trucking markets in the country, and, along with our joint venture with Cummins, reflect our commitment to strategic growth that will allow us to continue to provide superior service to our customers and increase future shareholder returns,” Rush said.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 62.7% of the Company’s total gross profits in 2021, with parts, service and collision center revenues reaching $1.8 billion, up 12.1% compared to 2020. The Company achieved an annual absorption ratio of 129.8% in 2021, compared to 118.7% in 2020.

“We experienced strong parts and service activity from a wide variety of market segments, especially large fleet, public sector, refuse and lease and rental customers, which was driven primarily by the continued nationwide economic recovery. We also continued to strategically grow our service capabilities; adding approximately 150 technicians to our company in 2021,” said Rush. “Our enhanced workforce enabled us to focus on our strategic growth initiatives, including our Xpress services, mobile service and contract maintenance offerings,” he added.

“Our fourth quarter aftermarket revenues were essentially flat compared to the third quarter, but considering there were fewer working days in the fourth quarter, we are pleased with our results,” said Rush.

“Supply constraints limited our parts and service sales growth somewhat in 2021, and while conditions improved in the fourth quarter, we expect that parts supply chain constraints will extend through at least the middle of 2022. That said, we expect strong demand for aftermarket parts and services throughout the year. With a continued focus on adding technicians throughout our network and leveraging our existing aftermarket strategies at our new dealerships, we believe our aftermarket products and services growth will meaningfully outpace the industry in 2022,” Rush said.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 227,374 units in 2021, up 16.2% over 2020, according to ACT Research. The Company sold 11,052 new Class 8 trucks in 2021, an increase of 3.6% compared to 2020, and accounted for 4.9% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 247,500 units in 2022, an 8.9% increase compared to 2021. Our current backlog for Class 8 trucks is $2.3 billion, up 143% from the same time last year.

“As we entered 2021, demand for new Class 8 trucks was high due to the continued nationwide economic recovery, but component parts supply chain constraints limited the production capacity of original equipment manufacturers. The timing of the supply issues hit us particularly hard this year as they came at a time when we were scheduled to make some significant fleet deliveries that ultimately were not filled in 2021. As a result, our 2021 heavy-duty truck sales did not keep pace with the overall industry,” explained Rush. “In the fourth quarter, new Class 8 truck demand remained strong and we experienced an increase in sales as we neared the end of the year, which generally translates to healthy sales in the first quarter,” Rush added.

“In 2022, with broad-based demand from the market segments we support, we anticipate demand for new Class 8 trucks will remain strong. While we are still working within the confines of truck allocation by the manufacturers we represent, and component parts supply chain constraints will likely remain an issue affecting the industry, we believe our new Class 8 truck sales results will significantly outpace the market in 2022,” said Rush.

The Company sold 10,485 new Class 4-7 medium-duty commercial vehicles in 2021, a decrease of 7.3% compared to 2020, accounting for 4.2% of the total U.S. market. New U.S. Class 4-7 medium-duty commercial vehicle sales were 249,753 units in 2021, up 7.6% over 2020. ACT Research forecasts U.S. retail sales for new Class 4-7 commercial vehicles to be approximately 263,700 units in 2022, a 5.6% increase compared to 2021.

“While demand remained solid for medium-duty commercial vehicles throughout the year, production capacity was limited in 2021 as some commercial vehicle manufacturers focused more on ramping up their more profitable heavy-duty truck production, as opposed to medium-duty commercial vehicles. Further, although Hino resumed commercial vehicle production in September, they and the other medium-duty manufacturers that we represent, were not able to increase production to pre-pandemic levels due to component parts supply chain issues. Both of these factors significantly impacted our ability to secure medium-duty trucks for our customers. In short, we sold everything we had to sell, but we were not able to match the industry growth in 2021,” said Rush.

“In 2022, while demand is expected to remain healthy, we believe we will experience similar production-related constraints on the availability of new Class 4-7 commercial vehicles that we experienced in 2021. We believe our Class 4-7 new commercial vehicle sales will be in-line with industry growth in 2022,” said Rush.

The Company sold 7,527 used trucks in 2021, a 1.7% increase compared to 2020. “Due to production constraints of new commercial vehicles, as well as strong spot rates throughout the country, there was healthy demand for used trucks throughout 2021. If freight demand remains healthy, we expect strong demand for used trucks to continue through 2022. Used truck values have increased significantly from their low point in the second quarter of 2020, though we anticipate those values to begin to normalize in the second half of 2022 if supply chain issues are resolved and manufacturers are able to increase new commercial vehicle production to a level that meets customer demand,” Rush said.

Financial Highlights

For the year ended December 31, 2021, the Company’s revenues totaled $5.1 billion, compared to revenues of $4.7 billion in 2020. The Company reported record-high net income for 2021 of $241.4 million, or $4.17 per diluted share, compared with net income of $114.9 million, or $2.04 per diluted share in 2020.

Aftermarket products and services revenues were $1.8 billion for the year ended 2021, compared to $1.6 billion for the year ended 2020. The Company sold 30,786 new and used commercial vehicles in 2021, a 0.9% increase compared to 30,513 new and used commercial vehicles in 2020. The Company delivered 11,052 new heavy-duty trucks, 10,485 new medium-duty commercial vehicles, 1,722 new light-duty commercial vehicles and 7,527 used commercial vehicles during 2021, compared to 10,670 new heavy-duty trucks, 11,311 new medium-duty commercial vehicles, 1,132 new light-duty commercial vehicles and 7,400 used commercial vehicles during 2020.

In the fourth quarter of 2021, the Company’s revenues totaled $1.3 billion, compared to revenues of $1.3 billion reported for the fourth quarter of 2020. Net income for the quarter ended December 31, 2021 was $68.6 million, or $1.18 per diluted share, compared to $41.0 million, or $0.72 per diluted share, in the quarter ended December 31, 2020.

Aftermarket products and services revenues were $469.1 million in the fourth quarter of 2021, compared to $394.7 million in the fourth quarter of 2020. The Company’s absorption ratio was 133.3% in the fourth quarter of 2021, compared to 132.9% in the fourth quarter of 2020. The Company delivered 2,529 new heavy-duty trucks, 2,534 new medium-duty commercial vehicles, 494 new light-duty commercial vehicles and 1,797 used commercial vehicles during the fourth quarter of 2021, compared to 3,142 new heavy-duty trucks, 2,773 new medium-duty commercial vehicles, 328 new light-duty commercial vehicles and 2,019 used commercial vehicles during the fourth quarter of 2020.

Rush Truck Leasing now operates 45 locations representing PacLease or Idealease in markets across the country with more than 8,900 trucks in its lease and rental fleet and more than 1,500 trucks under contract maintenance agreements. Lease and rental revenue increased 7.8% in the fourth quarter of 2021, compared to the fourth quarter of 2020.

During 2021, the Company repurchased $34.1 million of its common stock. During the fourth quarter of 2021, the Company repurchased $12.1 million of its common stock and adopted a stock repurchase plan that allows us to repurchase $100 million of stock through December 31, 2022. As of December 31, 2021, there was $95.1 million remaining to spend under the plan. Further, during the fourth quarter of 2021, we paid a cash dividend of $10.7 million, for a total of $41.1 million paid to shareholders during 2021, an 85.6% increase over 2020.

“In 2021, though we experienced the negative effects of component parts supply constraints, which negatively impacted both our truck sales and aftermarket revenues, we significantly grew our dealership network, remained committed to our long-term strategic goals and kept focused on a diligent approach to managing our expenses. Our efforts were rewarded by record-high profitability. Additionally, during 2021 we paid off all of our remaining real estate debt, restructured our lease and rental fleet debt to allow us to take advantage of our strong free cash flow and paid the majority of the purchase price of our acquisitions in cash. We are proud that our approach helped us keep our balance sheet and cash position strong while we continued to return value to our shareholders through our earnings growth, quarterly dividends and our stock repurchase plan,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Thursday, February 17, 2022, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), conference ID 3358158 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until April 15, 2022. Listen to the audio replay until February 24, 2022, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the conference ID 3358158.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with 139 locations in 23 states, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems through our joint venture with Cummins, telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, the impact of the acquisition of certain dealership assets from The Summit Truck Group and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration and severity of the COVID-19 pandemic and governmental mandates in connection therewith, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2020. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$148,146	$312,048
Accounts receivable, net	140,186	172,481
Inventories, net	1,020,136	858,291
Prepaid expenses and other	15,986	14,906
Total current assets	1,324,454	1,357,726
Property and equipment, net	1,278,207	1,203,719
Operating lease right-of-use assets, net	69,008	60,577
Goodwill, net	348,580	292,142
Other assets, net	99,728	71,229
Total assets	$3,119,977	$2,985,393

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$630,731	$511,786
Current maturities of long-term debt	−	141,672
Current maturities of finance lease obligations	26,695	26,373
Current maturities of operating lease obligations	12,096	10,196
Trade accounts payable	122,291	110,728
Customer deposits	80,561	74,209
Accrued expenses	131,130	151,830
Total current liabilities	1,003,504	1,026,794
Long-term debt, net of current maturities	334,926	387,982
Finance lease obligations, net of current maturities	89,835	90,740
Operating lease obligations, net of current maturities	57,976	51,155
Other long-term liabilities	26,514	34,246
Deferred income taxes, net	140,473	126,439
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2021 and 2020	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 43,107,867 Class A shares and 12,398,606 Class B shares outstanding in 2021; and 42,503,925 Class A shares and 12,470,308 Class B shares outstanding in 2020	563	551
Additional paid-in capital	470,750	437,646
Treasury stock, at cost: 339,786 Class A shares and 492,052 Class B shares in 2021; and 10,335 Class A shares and 73,437 Class B shares in 2020	(36,933)	(2,879)
Retained earnings	1,031,582	831,850
Accumulated other comprehensive income	787	869
Total shareholders’ equity	1,466,749	1,268,037
Total liabilities and shareholders’ equity	$3,119,977	$2,985,393

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)
Revenues
New and used commercial vehicle sales	$765,621	$802,939	$3,039,953	$2,863,309
Parts and service sales	469,080	394,654	1,793,363	1,600,445
Lease and rental	64,922	60,239	247,234	236,223
Finance and insurance	7,241	6,889	27,964	21,949
Other	4,936	3,476	17,628	14,014
Total revenue	1,311,800	1,268,197	5,126,142	4,735,940
Cost of products sold
New and used commercial vehicle sales	683,231	733,262	2,736,502	2,641,487
Parts and service sales	289,463	249,584	1,109,249	1,016,574
Lease and rental	44,699	49,168	188,093	202,412
Total cost of products sold	1,017,393	1,032,014	4,033,844	3,860,473
Gross profit	294,407	236,183	1,092,298	875,467
Selling, general and administrative expense	191,761	168,502	731,340	665,258
Depreciation and amortization expense	13,070	14,187	53,354	57,456
Gain on sale of assets	275	45	1,432	1,852
Operating income	89,851	53,539	309,036	154,605
Other income	1,801	1,058	6,417	6,132
Interest expense, net	1,204	983	1,770	9,014
Income before taxes	90,448	53,614	313,683	151,723
Provision for income taxes	21,809	12,589	72,268	36,836
Net income	$68,639	$41,025	$241,415	$114,887

Earnings per common share:
Basic	$1.23	$0.74	$4.32	$2.09
Diluted	$1.18	$0.72	$4.17	$2.04

Weighted average shares outstanding:
Basic	55,922	55,260	55,892	54,866
Diluted	58,010	57,180	57,878	56,242

Dividends declared per common share	$0.19	$0.18	$0.74	$0.41

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	December 31, 2021	December 31, 2020
New heavy-duty vehicles	$395,767	$458,582
New medium-duty vehicles (including bus sales revenue)	212,280	236,525
New light-duty vehicles	23,204	15,320
Used vehicles	126,514	88,802
Other vehicles	7,856	3,710

Absorption Ratio	133.3%	132.9%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	December 31, 2021	December 31, 2020
Floor plan notes payable	$630,731	$511,786
Current maturities of long-term debt	−	141,672
Current maturities of finance lease obligations	26,695	26,373
Long-term debt, net of current maturities	334,926	387,982
Finance lease obligations, net of current maturities	89,835	90,740
Total Debt (GAAP)	1,082,187	1,158,553
Adjustments:
Debt related to lease & rental fleet	(447,098)	(601,272)
Floor plan notes payable	(630,731)	(511,786)
Adjusted Total Debt (Non-GAAP)	4,358	45,495
Adjustment:
Cash and cash equivalents	(148,146)	(312,048)
Adjusted Net Debt (Cash) (Non-GAAP)	$(143,788)	$(266,553)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	December 31, 2021	December 31, 2020
Net Income (GAAP)	$241,415	$114,887
Provision for income taxes	72,268	36,836
Interest expense	1,770	9,014
Depreciation and amortization	53,354	57,456
Gain on sale of assets	(1,432)	(1,852)
EBITDA (Non-GAAP)	367,375	216,341
Adjustments:
Interest income (expense) associated with FPNP	795	(8,078)
Adjusted EBITDA (Non-GAAP)	$368,170	$208,263

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	December 31, 2021	December 31, 2020
Net cash provided by operations (GAAP)	$422,346	$762,982
Acquisition of property and equipment	(167,177)	(136,200)
Free cash flow (Non-GAAP)	255,169	626,782
Adjustments:
Draws (payments) on floor plan financing, net	118,945	(369,592)
Proceeds from L&RFD	66,430	88,434
Principal payments on L&RFD	(137,479)	(180,212)
Cash used for L&RF purchases	43,603	─
Non-maintenance capital expenditures	13,906	13,547
Adjusted Free Cash Flow (Non-GAAP)	$360,574	$178,959

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	December 31, 2021	December 31, 2020
Total Shareholders' equity (GAAP)	$1,466,749	$1,268,037
Adjusted net debt (cash) (Non-GAAP)	(143,788)	(266,553)
Adjusted Invested Capital (Non-GAAP)	$1,322,961	$1,001,484

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.